As filed with the Securities and Exchange Commission on April 12, 2011

Registration No. 333-163127 (S-1)
Registration No. 333-164942 (S-1/MEF)

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-1 AND FORM S-1/MEF ON FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DERMA SCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2328753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
P.O. Box 915
Hershey, PA 17033
(717) 534-9993

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This post-effective amendment to the within registration statements is filed for the purposes of: (1) amending the form on which the registration statements are filed from Form S-1 (No. 333-163127) and Form S-1/MEF (No. 333-164942) to Form S-3, and (2) incorporating by reference into the prospectus hereunder the Registrant’s periodic and current reports filed since the effective date of the within registration statements. All filing fees payable in connection with this amendment to the within registration statements were paid in connection with the original filings.

PROSPECTUS

Derma Sciences, Inc.

341,594 Shares of
Common Stock

This prospectus relates to: (i) 336,899 shares of our common stock to be issued by us upon exercise of our series O common stock purchase warrants (the “Investor Warrants”), and (ii) 4,695 shares of our common stock to be issued by us upon exercise of our series P common stock purchase warrants (the “Underwriter Warrants”). Our common stock, par value $0.01 per share, is referred to in this prospectus as “Common Stock” and our Investor and Underwriter Warrants are referred to, collectively, as the “Warrants”.

In February 2010 we publicly sold 1,117,800 shares of Common Stock, the purchase of each of which entitled the investor to one third of an Investor Warrant for a total of 372,600 Investor Warrants. As partial compensation to the underwriter of our offering, we granted the underwriter 29,160 Underwriter Warrants. The Common Stock, Investor Warrants and Underwriter Warrants were registered effective February 16, 2010 under the registration statement of which this prospectus is a part.

Each Investor Warrant entitles the holder to purchase one share of Common Stock until February 22, 2015 at a per share price of $5.50. Each Underwriter Warrant entitles the holder to purchase one share of Common Stock until February 16, 2015 at a per share price of $6.25. The Investor Warrants are exercisable for cash only except during such periods, if any, that the registration statement of which this prospectus is a part ceases to be effective. During any such period, the Investor Warrants may be exercised on a cashless or “net exercise” basis. The Underwriter Warrants are exercisable for cash or on a cashless basis.

If the holders opt to exercise their Warrants for cash, we will receive proceeds from exercise of the Warrants, but not from the sale of the underlying Common Stock. If holders of the Warrants opt to exercise their Warrants on a cashless or “net exercise” basis, we will not receive proceeds from these exercises.

Our Common Stock is traded on the NASDAQ Capital Market under the ticker symbol “DSCI”. On April 11, 2011 the closing price for the common stock as reported by NASDAQ was $9.39. The Warrants are not listed or quoted and we do not expect to seek a listing or expect them to be quoted on any market.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2011.

(Subject to completion)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission or the SEC. This prospectus does not contain all of the information set forth in the registration statement. For additional information regarding us and the securities offered hereby, please refer to the registration statement. Before purchasing any securities, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus before you decide whether to purchase any securities. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the value of our securities.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

DERMA SCIENCES

We are a specialty medical device/pharmaceutical company with a primary focus on wound care. We engage in the manufacture, marketing and sale of three proprietary dermatological related product lines: (1) wound care, (2) wound closure and specialty securement devices, and (3) skin care. In addition, we have leveraged our expanding manufacturing capabilities by building a growing private label/original equipment manufacture (“OEM”) business. Our customers consist of various health care agencies and institutions such as wound care centers, long-term care facilities, hospitals, home healthcare agencies, physicians’ offices and closed door pharmacies. We also sell our products through retail channels such as retail pharmacies, other retail outlets and first-aid kit manufacturers. While we have our own direct selling organization, our products are principally sold through medical products supply distributors. We currently sell our products in the United States, Canada and select international markets. Our principal United States distribution facilities are located in St. Louis, Missouri, and Houston, Texas. In Canada and Europe, our products are distributed exclusively by third party distributors. Our principal manufacturing facility is located in Toronto, Canada. We, through our subsidiary Derma Canada, have a light manufacturing facility in Nantong, China producing low volume and/or labor intensive wound care products.

Derma Sciences, Inc. was organized and incorporated in 1984. In 1994, we completed our initial public offering and our common stock has been publicly held since that time. Derma Sciences, Inc. and our subsidiaries Sunshine Products, Inc., Derma Sciences Canada Inc., Derma First Aid Products, Inc. and Derma Sciences Europe, Ltd. are referred to collectively in this prospectus as `we” or “us”. Our executive offices are located at 214 Carnegie Center, Suite 300, Princeton, New Jersey and our telephone number is (609) 514-4744.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the risks we describe below before deciding to invest in our securities. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “Caution Regarding Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Associated with Our Business

We have a history of losses and can offer no assurance of future profitability.

We incurred losses of $2,448,864 in 2010, and $1,282,725 in 2009, and additional losses in previous years. At December 31, 2010, we had an accumulated deficit of $23,795,916. We cannot offer any assurance that we will be able to generate sustained or significant future earnings.

Our liquidity may be dependent upon amounts available under our existing line of credit or amounts available through additional debt or equity financings.

We have a history of operating losses and negative cash flow from operating activities. As such, we have utilized funds from offerings of our equity securities and line of credit to fund our operations. We have taken steps to improve our overall liquidity and believe we have sufficient liquidity to meet our needs for the foreseeable future. However, in the event our cash flow from operating activities is insufficient to meet our requirements, we may be forced either to refinance our current line of credit or seek additional equity financing. The sale of additional securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that such financing would be available or, if available, that such financing could be obtained upon terms acceptable to us.

Our foreign operations are essential to our economic success and are subject to various unique risks.

Our future operations and earnings will depend to a large extent on the results of our international operations and our ability to maintain a continuous supply of basic wound care products from our operations in China and suppliers in China and Mexico. While we do not envision any adverse change to our international operations or suppliers, adverse changes to these operations, as a result of political, governmental, regulatory, economic, exchange rate, labor, logistical or other factors, could have a material adverse effect on our future operating results.

The rate of reimbursement for the purchase of our products by government and private insurance is subject to change.

Sales of several of our wound care products depend partly on the ability of our customers to obtain reimbursement for the cost of our products from government health administration agencies such as Medicare and Medicaid. Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. Our ability to commercialize our products successfully will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved medical products. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	Our ability to set a price we believe is fair for our products;
•	Our ability to generate revenues or achieve or maintain profitability; and
•	The availability to us of capital.

Payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement, particularly for new therapeutic products or where payors perceive that the target indication of the new product is well served by existing drugs or other treatments. Accordingly, even if coverage and reimbursement are provided, market acceptance of our products would be adversely affected if the amount of coverage and/or reimbursement available for the use of our products proved to be unprofitable for healthcare providers or less profitable than alternative treatments.

There have been federal and state legislation changes which has subjected the pricing of healthcare goods and services to government control and made other changes to the United States healthcare system. While we cannot predict the outcome of current or future legislation, we anticipate, particularly given the recent enactment of healthcare reform legislation that Congress and state legislatures will continue to introduce initiatives directed at lowering the total cost of healthcare. In addition, in certain foreign markets the pricing of drugs is subject to government control and reimbursement may in some cases be unavailable or insufficient. It is uncertain if future legislation, whether domestic or abroad, will be adopted that might affect our products. It is also uncertain what actions federal, state or private payors for healthcare treatment and services may take in response to any such healthcare reform proposals or legislation. Any such healthcare reforms could have a material and adverse effect on the marketability of any products for which we ultimately receive FDA or other regulatory agency approval or for which we receive government sponsored reimbursements.

Our success may depend upon our ability to protect our patents and proprietary technology.

We own patents, both in the United States and abroad, for several of our products, and rely upon the protection afforded by our patents and trade secrets to protect our technology. Our future success may depend upon our ability to protect our intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, we may not be able to devote the resources necessary to prevent infringement of our intellectual property. Also, our competitors may develop or acquire substantially similar technologies without infringing our patents or trade secrets. For these reasons, we cannot be certain that our patents and proprietary technology will provide us with a competitive advantage.

Government regulation plays a significant role in our ability to acquire and market products.

Government regulation by the United States Food and Drug Administration and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of many of our products and in our acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of our current or future products.

Approximately 40 percent of our products are sourced from third parties.

Approximately 40 percent of our products are sourced in raw, semi-finished and finished form directly from third party suppliers. None of these suppliers presently account for products that represent more than 10 percent of our sales. We maintain good relations with our third party suppliers. There are several third party suppliers available for each of our products. If a current supplier were unable or unwilling to continue to supply our products, sale of the affected products could be delayed for the period necessary to secure a replacement.

The technology utilized in many of our advanced wound care products is licensed from third parties and could become unavailable.

Many of our advanced wound care products utilize technology that we license on an exclusive basis from third parties. These products include Medihoney dressings, Bioguard dressings and MedEfficiencyTM total contact casts. The licensing agreements that we have with the owners of these technologies are of limited duration (with the exception of Medihoney, which is in perpetuity) and renewals of the agreements are in the discretion of the licensors. In addition, the maintenance of the license agreements requires that we meet various minimum sales and/or minimum royalty requirements. If we fail to meet the minimum sales or minimum royalty requirements of a given license agreement, there is a possibility that the agreement will be cancelled or not renewed or that our exclusivity under the license agreement will be withdrawn. If any of these events were to occur, our ability to sell the products utilizing the licensed technology could be lost or compromised and our revenues and potential profits could be adversely affected.

Competitors could invent products superior to ours and cause our products and technology to become obsolete.

The wound and skin care sectors of the medical products industry are characterized by rapidly evolving technology and intense competition. Our competitors currently manufacture and distribute a variety of products that are in many respects comparable to our products. Many suppliers of competing products are considerably larger and have much greater resources than we do. In addition, many specialized products companies have formed collaborations with large, established companies to support research, development and commercialization of wound and skin care products which may be competitive with ours. Academic institutions, government agencies and other public and private research organizations are also conducting research activities and may commercialize wound and skin care products on their own or through joint ventures. While we have no specific knowledge of products under development by our competitors, it is possible that these competitors may develop technologies and products that are more effective than any we currently have. If this occurs, any of our products and technology affected by these developments could become obsolete.

Although we are insured, any material product liability claims could adversely affect our business.

We sell over-the-counter products and medical devices and are exposed to the risk of lawsuits claiming alleged injury caused by our products. Among the grounds for potential claims against us are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although we carry product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $10.0 million in umbrella coverage, this insurance may not be adequate to reimburse us for all damages that we could suffer as a result of successful product liability claims. Also, defending against a claim could be time consuming and costly. No material product liability claim has ever been made against us and we are not aware of any pending product liability claims. However, a successful material product liability suit could adversely affect our business.

Risks Associated with Our Capital Structure

The potential increase in common shares due to the conversion, exercise or vesting of outstanding dilutive securities may have a depressive effect upon the market value of our shares.

Up to 3,035,382 shares of our Common Stock are potentially issuable at March 31, 2011 upon the conversion, exercise or vesting of outstanding convertible preferred stock, warrants, options and restricted stock units (“dilutive securities”). The shares of Common Stock potentially issuable upon conversion, exercise or vesting of dilutive securities are substantial compared to the 6,724,894 shares of Common Stock outstanding at March 31, 2011.

Earnings per share of Common Stock may be substantially diluted by the existence of these dilutive securities regardless of whether they are converted, exercised or issued. This dilution of earnings per share could have a depressive effect upon the market value of our Common Stock.

Our stock price has been volatile and this volatility is likely to continue.

Historically, the market price of our Common Stock has been volatile. The high and low stock prices for the years 2006 through 2010 are set forth in the table below:

Derma Sciences, Inc.
Trading Range – Common Stock

Year	Low	High
2006	$3.60	$7.20
2007	$4.64	$11.20
2008	$1.60	$10.80
2009	$1.92	$6.80
2010	$4.40	$9.00
2011(*)	$4.50	$12.72

(*) January 1 through March 31

Events that may affect our Common Stock price include:

•	Quarter to quarter variations in our operating results;
•	Changes in earnings estimates by securities analysts;
•	Changes in interest rates or other general economic conditions;
•	Changes in market conditions in the wound care industry;
•	Fluctuations in stock market prices and trading volumes of similar companies;
•	Discussion of us or our stock price by the financial and scientific press and in online investor communities;
•	Additions or departures of key personnel;
•	Changes in third party reimbursement policies;
•	The introduction of new products either by us or by our competitors; and
•	The loss of a major customer.

Although publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

We have not paid, and we are unlikely to pay in the near future, cash dividends on our securities.

We have never paid any cash dividends on our common or preferred stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our future earnings, financial condition and such other business and economic factors as our management may consider relevant.

If members of our management and their affiliates were to exercise all warrants and options held by them, members of management and their affiliates could acquire effective control of us.

The executive officers and directors, together with institutions with which they are affiliated, own substantial amounts of our Common Stock, together with outstanding options and warrants to purchase our

Common Stock. Depending upon the warrants and options exercised by outside investors, if directors, executive officers and affiliates were to exercise their options and warrants, members of management and their affiliates could obtain effective control of us. As a result, these officers, directors and affiliates would be in a position to significantly influence our strategic direction, the composition of our board of directors and the outcome of fundamental transactions requiring shareholder approval.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will develop thereby allowing you to sell large quantities of our shares. Consequently, you may not be able to readily liquidate your investment.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like Derma Sciences, that file electronically with the SEC. Additional information about Derma Sciences can also be found at our Web site at http://www.dermasciences.com.

The SEC allows us to “incorporate by reference” the information from the documents we file with them which means that we can disclose important information to you by referring you to those documents. The information which we incorporate by reference is part of this prospectus. Additional information that we file with the SEC will automatically update previous information. We incorporate the following documents by reference into this prospectus:

(a)	Our registration statement on Form 8-A effective May 13, 1994.
(b)	Our registration statements on Form S-1 and S-1/MEF effective February 16, 2010.
(c)	Our current report on Form 8-K relative to the results of our Phase 2 clinical trial of DSC127 filed February 3, 2011.
(d)	Our annual report on Form 10-K filed March 29, 2011 for the year ended December 31, 2010.
(e)	Our notice of annual meeting of shareholders and definitive proxy statement filed April 5, 2011 relative to the election of directors, amendment of our stock option plan and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

All documents filed by Derma Sciences pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post effective amendment to the registration statement which indicates that all shares of Common Stock offered by this registration statement have been sold, or which deregisters all shares of Common Stock then remaining unsold, are incorporated by reference into this prospectus from the date of filing of these documents. Any statement contained in this prospectus or in a document incorporated in this prospectus by reference will be considered modified or replaced for purposes of this prospectus if the statement is modified or replaced by a statement in a later document that also is incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that were filed with it. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. We qualify any statement by reference to the copy of the contract or document filed as an exhibit to the registration statement. If you would like a copy of any document incorporated in this prospectus by reference (other than exhibits unless these exhibits are specifically incorporated by reference in a document), you can call or write to us at our principal executive offices, Attention: John E. Yetter, CPA, Vice President and Chief Financial Officer, at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540, telephone (609) 514-4744. We will provide this information upon written or oral request and without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representation not contained or incorporated by reference in this prospectus. If you receive any of that kind of information or if any of those types of representations are made to you, you must not rely on the information or representations as having been authorized by Derma Sciences. Also, you must not consider that the delivery of this prospectus or any sale made under it implies that the affairs of Derma Sciences have remained unchanged since the date of this prospectus or that the information contained in this prospectus is correct or complete as of any time after the date of this prospectus.

This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus to any person in any jurisdiction in which this offer or solicitation is unlawful.

USE OF PROCEEDS

Assuming the exercise of all of the Warrants for cash, we would receive gross proceeds of approximately $1.9 million. The Underwriter Warrants may be exercised on a cashless or “net exercise” basis. If holders of the Underwriter Warrants opt to exercise their Warrants on a cashless basis, such holders will receive Common Stock in exchange for their Warrants and we will not receive proceeds from these cashless or “net exercises.”

We expect to use any proceeds from the exercise of the Warrants for working capital. There can be no assurance that the holders of the Warrants will elect to exercise all or any of the Warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the Common Stock offered hereby is determined by reference to the exercise price of the Warrants. Each Investor Warrant may be exercised to purchase one share of Common Stock at a price of $5.50 per share and each Underwriter Warrant may be exercised to purchase one share of Common Stock at $6.25 per share.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Pennsylvania law. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any directors, officers, employee or agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, employees or agents pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

Distributions of Shares to Holders of Investor Warrants

The shares of Common Stock will be distributed to those holders of Investor Warrants who surrender the certificates representing the Investor Warrants to us, with the notification of exercise duly executed, and provide payment in full to us of the exercise price for each whole share of our Common Stock as to which the Investor Warrants are exercised.

Distribution of Shares to Holders of Underwriter Warrants

The shares of Common Stock will be distributed to those holders of Underwriter Warrants who surrender the certificates representing the Warrants, with the notification of exercise duly executed, and provide payment in full of the exercise price to us for each whole share of our Common Stock as to which the Warrants are exercised. Alternatively, the shares of Common Stock will be distributed to those holders of Warrants who opt to exercise their Warrants on a cashless or “net exercise” basis and who surrender the certificates representing the Warrants together with irrevocable instructions to issue in exchange for each Warrant the number of shares equal to the product of (i) the number of shares as to which the Warrant is being exercised multiplied by (ii) a fraction the numerator of which is the “Current Value” (as such term is defined in the warrant agreements between us and the underwriter) of a share less the exercise price therefor and the denominator of which is such Current Value. In that case, such holders would receive Common Stock in exchange for surrendering the certificates representing the Warrants without making any cash payment of the exercise price.

LEGAL MATTERS

Hedger & Hedger, Hershey, Pennsylvania, is giving its opinion on the validity and non-assessability of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Derma Sciences, Inc. as of December 31, 2010 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Derma Sciences, Inc. as of and for the year ended December 31, 2009 appearing in Derma Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

Attorneys with Hedger & Hedger own as of the date of this prospectus 2,313 shares of our common stock and exercisable options to purchase 39,375 shares of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses in connection with the offering described in the registration statement:

Accounting fees and expenses	$10,000
Legal fees and expenses	10,000
Printing expenses	2,500
Miscellaneous	1,000
Total	$23,500

Item 15. Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 16. Exhibits.

Exhibit Number	Description
4.1	Form of common stock purchase warrant (previously filed as Exhibit 4.2 to our registration statement on Form S-1 (no. 333-163127) and incorporated herein by reference).
5.1	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of KPMG LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (previously filed with our registration statement on Form S-1 (No. 333-163127) and our registration statement on Form S-1/MEF (No. 333-164942) and incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the `Calculation of Registration Fee` table in the effective registration statement; and

    (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures on next page]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of April, 2011.

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty Edward J. Quilty President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date
/s/ Edward J. Quilty Edward J. Quilty	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 7, 2011
/s/ John E. Yetter, CPA John E. Yetter, CPA	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2011
* Srini Conjeevaram	Director	April 7, 2011
* Stephen T. Wills, CPA, MST	Director	April 7, 2011
* James T. O’Brien	Director	April 7, 2011
* C. Richard Stafford, Esq.	Director	April 7, 2011
* Richard J. Keim	Director	April 7, 2011
* Robert J. Moussa	Director	April 7, 2011
* Bruce F. Wesson	Director	April 7, 2011
* Brett D. Hewlett	Director	April 7, 2011

*By:	/s/ Edward J. Quilty Edward J. Quilty Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of common stock purchase warrant (previously filed as Exhibit 4.2 to our registration statement on Form S-1 (no. 333-163127) and incorporated herein by reference).
5.1	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of KPMG LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (previously filed with our registration statement on Form S-1 (No. 333-163127) and our registration statement on Form S-1/MEF (No. 333-164942) and incorporated herein by reference.